COMMON STOCK PURCHASE AGREEMENT

Among

COGNIGEN BUSINESS SYSTEMS, INC.

and

COGNIGEN NETWORKS, INC.

and

ANZA BORREGO PARTNERS, INC.

Dated as of July 7, 2006

     COMMON STOCK PURCHASE AGREEMENT, dated as of July 7, 2006, by and among COGNIGEN BUSINESS SYSTEMS, INC., a Delaware corporation (the “Company”), and COGNIGEN NETWORKS, INC., a Colorado corporation (“Cognigen”) and ANZA BORREGO PARTNERS, INC., a California corporation (“ABP”) (sometimes collectively, the “Purchasers”).

     The Company proposes, as set forth in this Agreement, to issue and deliver to the Purchasers severally, an aggregate of four (4) shares (the “Shares”) of Common Stock, $.01 par value (“Common Stock”), of the Company.

     Accordingly, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

I.

THE SHARES

     SECTION 1.01 ISSUANCE, SALE AND DELIVERY OF THE SHARES.

     (a)    The Company shall issue, sell and deliver to each of the Purchasers, and each Purchaser shall purchase from the Company, two (2) Shares

     (b)    As payment in full for the Shares being purchased by each of the Purchasers and against delivery thereof as aforesaid, on the Closing Date (as hereinafter defined):

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          (i)    Cognigen shall pay by check or transfer to the account of the Company by wire transfer of immediately available funds an amount of $50,000 as soon as bank accounts are established for the Company.

          (ii)    ABP shall contribute by assignment, transfer, conveyance or otherwise at time of closing to the Company all the assets, rights, intellectual property, or rights to create or obtain patentable or copyrighted property, business relationships and contacts, endorsements, and authorizations pertaining to and comprising its Retail Technologies Co-Op business model and ongoing installation project, including specifically, but not limited to: all contracts and agreements, written or verbal, all engineering designs, operating systems, organizational tables, business projections and market surveys, marketing strategies, roll-out strategy, competition analyses, pricing strategy, pilot architecture, strategic alliances, and any and all other assets which represent the business model for providing broadband service to the Quick Service Restaurant Industry (“QSR”) that includes the pilot installations in San Diego County and other locations that have been identified by ABP.

     SECTION 1.02 CLOSING DATE. The closing of the issuance, sale and delivery of the Shares in accordance herewith shall take place at the offices of the Company on July 7, 2006, or at such other date and time as may be mutually agreed upon between the Purchasers and the Company (such date and time of closing being hereinafter called the “Closing Date”).

     SECTION 1.03 SERVICES TO BE PROVIDED BY COGNIGEN. On the Closing Date, Cognigen shall provide financial and accounting management and sales and marketing guidance to the Company on a reasonable cost basis that will be determined by Cognigen in its sole discretion.

II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to each Purchaser as follows:

     (a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as currently conducted and as proposed to be conducted, to execute, deliver and perform this Agreement and to issue and deliver the Shares.

     (b)    The Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non corporate business enterprise.

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     (c)    The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the issuance and delivery of the Shares have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation, or By-laws of the Company, or any provision of any indenture, agreement or other document by which the Company or its assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

     (d)    The Shares will be duly authorized by the Company and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable shares of capital stock of the Company and will be free and clear of all liens, claims, charges or encumbrances created by the Company. The issuance and delivery of the Shares are not subject to any preemptive rights of stockholders of the Company or to any right of first refusal or other similar right in favor of any person.

     (e)    No approval, authorization, consent or order or action of or filing with any court, administrative agency or other governmental authority is required for the execution and delivery by the Company of this Agreement or the issuance and delivery of the Shares.

     (f)    This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its respective terms.

     (g)    The authorized capital stock of the Company consists of 1,500 shares of Common Stock, of which no shares of Common Stock are issued and outstanding as of the date hereof. No subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of the Company is authorized or outstanding, there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets and the Company has no obligation (contingent or otherwise) to purchase, redeem or-otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. As of the date hereof, no shares of Common Stock are held as treasury shares of the Company.

III.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser severally and not jointly, represents and warrants to the Company that such Purchaser is acquiring the Shares being purchased by it hereunder for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. Each Purchaser further represents that it understands that (i) the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (ii) the Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Shares will bear a legend to such effect, and (iv) the Company will make a notation on its transfer books to such effect. Each Purchaser further understands the exemption from registration afforded by Rule 144 under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 affords the basis of sales of the Shares only in limited amounts under certain conditions.

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     Each Purchaser further represents and warrants to the Company that it has had full opportunity to have access to and to examine the facilities, personnel and records of the Company, that it is capable of evaluating independently the prospects of the Company and has made such an evaluation in connection with its investment in the Shares being purchased by such Purchaser and had adequate financial means to bear the risk of its investment in the Company.

IV.

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

     The obligation of each Purchaser to purchase the Shares being acquired by it hereunder on the Closing Date is, at the option of such Purchaser, subject to the satisfaction, on or before such date, of the following conditions:

     (a)    The representations and warranties contained in Article II hereof shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company shall have certified to such effect to the Purchasers in writing.

     (b)    The Company shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date, and the Company shall have certified to such effect to the Purchasers in writing.

V.

OPTION OF COGNIGEN, EMPLOYMENT OF CARL L. SILVA, JR.

SECTION 5.01 OPTION OF COGNIGEN. Until September 7, 2006, Cognigen shall have the option to purchase ABP’s two (2) Shares upon delivery to ABP of 1,246,028 shares of Cognigen’s restricted common stock. In addition as a success based incentive, Cognigen will deliver to ABP such number of shares of Cognigen’s restricted common stock as is equal to 5% of the pretax income of the Company for the fiscal years ending June 30, 2007, 2008 and 2009. The delivery by Cognigen to ABP shall occur in a reasonable time, not to exceed ninety days, subsequent to the end of each fiscal year and the common stock will be valued at the average market trading value of the common stock for the previous twenty (20) trading days prior to the end of each fiscal year. The shares to be delivered by Cognigen to ABP will have piggyback registration rights until Rule 144 is available for their resale.

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SECTION 5.02 ADDITIONAL CAPITALIZATION. At the time or after Cognigen exercises its option to purchase ABP’s Shares of the Company, Cognigen shall, on a best efforts basis, contribute capital to the Company in a minimum of an additional $300,000, and as may be required, and an additional minimum of $200,000 as a loan from the debt financing it is pursuing.

SECTION 5.03 EMPLOYMENT OF CARL L. SILVA, JR. Carl L. Silva, Jr. shall become the President and CEO and an employee of the Company under an employment agreement that will last for a minimum of 36 months (subject to the normal termination for being disloyal to the Company or being charged with a high misdemeanor or a felony) at a salary of $10,000 per month for the first six months and $12,000 per month for the next thirty (30) months to direct all the administrative, network and marketing operations and sales and marketing activities of the Company. Upon Cognigen exercising its option to purchase ABP’s Shares of the Company, Carl L. Silva, Jr. will report to Cognigen’s Board of Directors and Chief Executive Officer or President. At that time, Carl L. Silva, Jr. will work exclusively for the Company. To assist Carl L. Silva, Jr., Cognigen’s vice present for sales and agent operations will be assigned to assist the Company in training and deploying Cognigen agents to solicit the 22,000 Subway franchised restaurants and other QSR opportunities as well as business opportunities as detailed in the Executive Summary authored by Carl L. Silva, Jr. Said Cognigen vice president will report to Carl L. Silva, Jr. for all matters related to or concerning the Company.

VI.

MISCELLANEOUS

     SECTION 6.01 SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the issuance of the Shares pursuant hereto, and all statements contained in any certificate or other instrument delivered by the Company hereunder shall be deemed to constitute representations and warranties made by the Company.

     SECTION 6.02 BROKERAGE. Each party hereto shall indemnify and hold harmless the other against and or in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by such party with any third party.

     SECTION 6.03 PARTIES IN INTEREST. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit) of the respective successors and assigns of the parties hereto whether so expressed or not.

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     SECTION 6.04 NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be mailed by first class registered mail, postage prepaid, if to the Company, to it at:

c/o 14902 Quail Valley Way El Cajon, CA 92021

if to Cognigen Networks, Inc., to it at:

Cognigen Networks, Inc. 6405 218th Street, SW, Suite 305 Mountlake Terrace, WA 98043-2180

if to ANZA BORREGO PARTNERS, to it at:

14902 Quail Valley Way El Cajon, CA 92021

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto.

     SECTION 6.05 LAW GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

     SECTION 6.06 ENTIRE AGREEMENT;MODIFICATIONS. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except in writing. This Agreement supersedes in its entirety the Letter of Intent dated June 15, 2006, among Cognigen and ABP.

     SECTION 6.07 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.

COGNIGEN BUSINESS SYSTEMS, INC

By:_____________________________________________

COGNIGEN NETWORKS, INC.

By: /s/ Gary L. Cook
         Gary L. Cook, Acting President

ANZA BORREGO PARTNERS, INC.

By: /s/ Carl L. Silva, Jr.
       Carl L. Silva, Jr.
       Chief Executive Officer

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